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Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary—Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
ANNOUNCES NEW RATES FOR MISSOURI WATER CUSTOMERS

        JOPLIN, MO—December 18, 2002—The Empire District Electric Company (NYSE:EDE) announced today that the Missouri Public Service Commission (MPSC) has approved new rates for the Company's water customers. The new rates will be effective for service rendered on and after December 23, 2002 and conclude the rate case filed by Empire on May 15, 2002.

        The new rates will increase annual revenues by approximately $358,000, or 33.7 percent. A residential customer using 6,000 gallons of water per month will see an increase of $5.68.

        The new rates are needed to meet current operating and maintenance expenses. Empire District's water rates were last adjusted in February 1994. Since that time, Empire District has invested approximately $3.6 million in the water system making significant improvements and additions to the infrastructure including a new well, the addition of new water mains, and improved fire protection.

        Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 152,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas and water service to approximately 4,500 customers in the Missouri communities of Aurora, Marionville and Verona. The Company also provides monitored security, decorative lighting and fiber optic service and has investments in wireless Internet service and close-tolerance custom manufacturing.

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Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY    •    602 JOPLIN STREET    •    JOPLIN, MISSOURI 64802
    •    417-625-5100    •    FAX: 417-625-5169    •    www.empiredistrict.com

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  Exhibit 99.1